Contacts:	Lawrence P. Ward, CEO
Margaret Torres, CFO
805-369-5200

Heritage Oaks Bancorp Earns $1.1 Million, or $0.14 per share in First Quarter
Demand Deposits Increase 11.7% and Capital increases 30.8%

Paso Robles, CA – April 20, 2009 – Heritage Oaks Bancorp (NASDAQ: HEOP, the ”Company”), the parent company of Heritage Oaks Bank (the “Bank”), today reported that it had net income of $1.1 million, or $0.14 per diluted common share, for the first quarter of 2009, compared to $1.7 million, or $0.21 per diluted share, in the first quarter a year ago.  First quarter results include a $2.1 million provision for loan losses compared to $240 thousand for the same quarter last year.

“Our underlying business performance for the quarter was solid, with significant demand deposit growth and moderate loan growth.  Total gross loans grew 8.1% year-over-year and were up 1.7% from the prior quarter.  Demand deposits were up 5.6% year-over-year, and up 11.7% over the prior quarter,” stated Lawrence P. Ward, President and CEO.  “Despite the increase in our loan loss provision we were still profitable in the first quarter and held our net interest margin above 5% again this quarter.”

1Q09 Highlights:
•	Risk-Based capital increased to 13.20%, Tier 1 capital increased to 11.92%.
•	Net income was $1.1 million, or $0.14 per diluted common share.
•	Net interest income increased 4.9% to $9.6 million compared to 1Q08.
•	Net interest margin was 5.03%.
•	Mortgage origination fees doubled from year ago quarter.
•	Issued $21 million in preferred stock under the U.S. Treasury Capital Purchase Program.
•	Added $2.1 million to the allowance for loan losses.
•	Net loans increased 7.6% to $680 million compared to a year ago.
•	Demand deposits increased 11.7% from previous quarter end.

Asset Quality
“We continue our diligent oversight of the loan portfolio and have been extremely proactive in monitoring credit quality,” said Ward.  “We are performing internal credit reviews on a quarterly basis and have concluded that an independent loan review will be conducted semi-annually in an effort to more quickly identify any additional problem assets and mitigate any potential loss to the Bank.”

“The housing and general economic slowdown has led to an increase in non-performing loans during the first quarter, which makes it prudent to write-down loans to their current fair market value and to strengthen our reserve position at this time,” said Ward.  “We are not waiting for regulators to tell us when to write-down or charge off loans. The Bank has been diligent in recognizing deficiencies inherent in impaired loans and proactively bringing the balances in line with current values. The collateral securing the loans charged-off during the first quarter consists of real estate and various forms of business assets.  We are currently working with borrowers and collateral is being actively marketed to minimize future charge-offs.”
The following table recaps activity surrounding non-performing assets for the quarter ended March 31, 2009:

Heritage Oaks Bancorp 1Q09 Results
April 20, 2009

	Balance	Additions to				Balance
	December 31,	Non-Accruing	Net		Transfers	March 31,
(dollar amounts in thousands)	2008	Balances	Paydowns	Charge-offs	to OREO	2009
Real Estate Secured
Multi-family residential	$-	$-	$-	$-	$-	$-
Residential 1 to 4 family	265	146	(19)	-	-	392
Home equity line of credit	320	-	-	-	-	320
Commercial	1,961	1,138	(23)	-	-	3,076
Farmland	-	-	-	-	-	-
Commercial
Commercial and industrial	7,060	589	(57)	(283)	-	7,309
Agriculture	-	-	-	-	-	-
Other	-	-	-	-	-	-
Construction
Single family residential	-	823	-	(145)	-	678
Single family residential - Spec.	5,990	1,589	-	(1,261)	(1,714)	4,604
Tract	-	-	-	-	-	-
Multi-family	-	-	-	-	-	-
Hospitality	-	-	-	-	-	-
Commercial	-	-	-	-	-	-
Land	2,720	1,421	(6)	(310)	-	3,825
Installment loans to individuals	11	77	(1)	-	-	87
All other loans	-	97	-	(97)	-	-

Totals	$18,327	$5,880	$(106)	$(2,096)	$(1,714)	$20,291

	Balance December 31,	Additions to 90 Day Plus	Transfers to Non-Accruing		Transfers	Balance March 31,
(dollar amounts in thousands)	2008	Balances	Status	Charge-offs	to OREO	2009
Loans 90 days deliquent or
more and still accruing	$348	$442	$(790)	$-	$-	$-

Changes/Updates to Non-Accruing Loans

RE Secured Commercial
The $1.1 million addition consists of two loans, the larger of which, for approximately $929 thousand is currently in the final stages of sale and is anticipated to close well before the end of the second quarter. This loan carries an approximate LTV of 71%. The smaller loan is well secured with a LTV of approximately 25% and also has interest from a buyer. There was no write-down associated with either credit.

Two existing loans to one client with a combined balance of $910 thousand are in process of foreclosure and have been generating third party buyer interest. In regard to another existing loan for $483 thousand, the Bank is in process of foreclosure and there is considerable interest in the property because of the low LTV of approximately 56%.

Commercial C&I
The most notable addition to this category is a loan for $300 thousand whereby the client has considerable assets and the Bank is in the process of working with the client. One loan in the amount of $224 thousand was added and subsequently charged off during the quarter.

Construction Single Family Residential
The new items consist of two loans to separate clients. One loan in the amount of $380 thousand is currently in escrow and is expected to close the first of May. It currently has a LTV, based on the pending sale price, of 88%. The second loan has a current carrying value of $298 thousand after the $145 thousand write-down. The Bank is working with the client who has indicated a desire to resolve the issues surrounding this credit.

Heritage Oaks Bancorp 1Q09 Results
April 20, 2009

Single Family Residential- Spec
The addition of $1.6 million is one loan with a current LTV based on the current listing price of 90%. The listing price has been recently reduced to a level that management believes is more realistic.. Two loans to one borrower were written down by $703 thousand and $204 thousand, respectively. As these projects have been completed, these aggressive charge-off amounts are reflective of current values and listing prices. The remaining charge-off amount of $354 thousand is associated with a loan that has migrated to OREO. This property is currently in escrow with a 30 day, no contingency closing. The Bank expects this OREO to be off the books in May 2009 with no further write-down. This escrow was also a factor in the valuation of the other two loans noted in this paragraph.  Additionally, more recent indications obtained from prospective buyers of these distressed assets have given us a more refined picture of how the market expects to price certain types of properties in the current environment. This provides us with more evidence to extrapolate fair values for similar types of collateral.

Land
The new items consist of two properties to two clients. One property in the carrying amount of $123 thousand is well secured with a LTV of 17% and is located on the coast within the Bank’s primary market area. The other property had an original loan amount of $1.3 million that was written down to a value for which the Bank currently has a commitment letter for purchase.

Since March 31, 2009, the Bank was able to take possession of a property that had a carrying value of $1.3 million and in the process of placing the property on the market. There has been significant interest in this property that is located in a prime coastal community.

At quarter-end, non-accruing loan balances totaled $20.3 million, compared to $18.3 million at December 31, 2008. “In spite of the increase in non-performing assets on a linked quarter basis, the Bank is encouraged to see sale activity for $3 million in non-performing assets that is expected to close in early May. There is also increased bona fide interest in properties as if reflective of the commitment to purchase letter that we have in hand for another $1 million property,” Ward said.

Non-performing assets increased to $23.2 million, or 2.66% of total assets at quarter end, compared to $20.0 million, or 2.48% of total assets, at the end of the previous quarter.  At March 31, 2009, the allowance for loan losses was $10.4           million, or 1.51% of total gross loans, compared to $10.4 million, or 1.53% of total gross loans as of December 31, 2008.  Net charge-offs during the quarter were $2.1 million.

The Company recorded a $2.1 million provision for loan losses in the first quarter of 2009, compared to a $6.0 million provision for loan losses in the previous quarter and a $240 thousand provision for loan losses in the first quarter a year ago.

Capital Position
On March 20, 2009, the Company completed its $21 million capital raise as a participant in the U.S. Treasury Department’s Capital Purchase Program.  Under the terms of the transaction the Company issued 21,000 shares of Series A Fixed-Rate Cumulative Perpetual Preferred Stock, and a warrant to purchase 611,650 shares of the company’s common stock at an exercise price of $5.15 per share.

“We are pleased that we have been selected to participate in this voluntary program, which will allow us to increase the flow of credit to deserving borrowers and is an important recognition of the strength and financial health of the Company,” said Ward.  “This additional capital will enhance our capacity to support the communities we serve through expanded lending activities.  It will also add flexibility in considering strategic opportunities within our primary markets.”

The Company has $92.2 million in Tier I capital and $102.2 million in Total Risk Based capital and remains “well capitalized” by regulatory standards with a Total Risk-Based capital ratio of 13.2% and a Tier One Risk-Based capital ratio of 11.9%.  Tangible equity represented 9.04% of total assets at March 31, 2009.

Shareholders’ equity was $91.6 million at March 31, 2009, compared to $71.0 million twelve months earlier.  Book value per share was $11.82 at March 31, 2009, compared to $9.21 per share a year earlier and tangible book value per share was $10.17 at March 31, 2009, compared to $7.15 a year earlier.

Heritage Oaks Bancorp 1Q09 Results
April 20, 2009

Liquidity
“Our liquidity has increased substantially as a result of our strong deposit growth during the quarter,” said Ward.  “We continue to benefit from new core deposits from the inflow from the larger banks in our market area.”  The liquidity ratio was 11.36% at March 31, 2009, compared to 6.10% at December 31, 2008.  The bank has additional borrowing lines with the Federal Home Loan Bank (FHLB) as well as credit arrangements with correspondent banks to provide liquidity for a variety of reasons, including the day to day demands of depositors.  At March 31, 2009, the Bank’s remaining capacity to borrow against these lines was approximately $118.2 million. Additionally, the Bank has established borrowing capacity at the Federal Reserve Bank but has yet to provide collateral for the use of the line. The Bank still has the ability to purchase brokered funds from a variety of sources, providing for additional secondary funding.

Balance Sheet
Net loans grew 1.7% over the prior quarter and 7.6% year-over-year.  Net loans totaled $680 million at March 31, 2009, compared to $668 million at the end of the preceding quarter and $632 million a year ago.  “We continue to see good loan demand in our Santa Barbara market, especially in C&I lending,” Ward said.  “While we are still making new loans, our underwriting criteria are very conservative and it takes a borrower with a very high credit rating to get approved for a loan.  In addition, we remain very selective in the types of loans we choose to originate.”

“Our intense focus on generating new DDA accounts, combined with a 9 and 14 month CD promotion, resulted in total deposits increasing 10.2% over the prior quarter and 12.6% year-over-year,” said Ward.  “Our non-interest bearing demand deposits increased 11.7% over the prior quarter and 5.6% over the twelve month period due to growth in both our DDA balances and the number of new DDA accounts opened during the quarter.  We are seeing solid growth in a new customer base as customers shift their deposits away from some of the larger institutions in our markets.”

Total deposits were $665 million at March 31, 2009, compared to $604 million at December 31, 2008, and $590 million a year ago.  Core deposits now represent 78.0% of total deposits.

“We continue to actively work the liability side of the balance sheet by letting high cost deposits leave the bank and along with strong core DDA deposit growth, have supplemented funding with brokered deposits, specifically MM accounts at a low cost of approximately 77bp, which helped us to reduce interest expense during the quarter,” said Ward.  “In addition, we had higher cost FHLB borrowing that matured during the first quarter of 2009 and was replaced by a combination of lower cost DDA and brokered deposits.  As a result our money market, NOW and savings account balances remain nearly unchanged from a year ago.”

The securities portfolio increased by $11.8 million during the first quarter to $62.6 million, as Heritage Oaks sought to take advantage of increased credit spreads available on investment securities.  The investment portfolio contains no collateralized debt obligations.

At March 31, 2009, the Bank had a total of nine whole loan CMO holdings with a remaining principal balance of approximately $14.1 million down $4.8 million form the previous quarter end and a net unrealized loss of approximately $1.4 million down $700 thousand from the unrealized loss at the previous quarter end.  One particular security accounts for $752 thousand of the unrealized loss at March 31, 2009.  The Bank continues to perform extensive analyses on this security as well as all whole loan CMOs.  By analyzing the tranche of the specific security separate from the “mother” security, the Bank has determined that there is no impairment and as such, is not taking any action to write-down these securities.  These investment securities continue to demonstrate cash flows as expected and the credit support component of these tranches has actually increased from the origination date.   As of March 31, 2009, Management does not believe the loss in market value of these securities is other than temporary.

Net Interest Margin
“We kept our net interest margin in the 5% range again this quarter, down only 1bp compared to the previous quarter and 30bps from the year ago quarter,” said Ward.  “Our strong net interest margin is driven by floors that have been placed on loans throughout the past several years and our ability to re-price on the liability side of the balance sheet.”  The net interest margin was 5.03% for the first quarter, compared to 5.04% during the preceding quarter and 5.33% for the first quarter a year ago.  This compares to a ratio of 4.02% for all California Public Banks at December 31, 2008 (the most current data published).

Heritage Oaks Bancorp 1Q09 Results
April 20, 2009

Operating Results
Total revenue, consisting of net interest income before the provision for loan losses and non-interest income, increased 6.3% to $11.2 million in the first quarter, compared to $10.6 million in the first quarter of 2008.  Net interest income increased 4.9% to $9.6 million in the first quarter compared to $9.1 million in the first quarter a year ago.  Interest expense decreased 37.0% for the first quarter compared to the first quarter a year ago.

Non-interest income increased 10.8% for the quarter compared to the preceding quarter and increased 15.4% compared to the first quarter a year ago, largely as a result of the increase in mortgage origination fees.  “Our lending team has done an excellent job focusing on mortgage loan originations in our primary markets, which have had record volumes this quarter.  As a result mortgage origination fees have doubled from the first quarter a year ago,” Ward added. “As the result of mass exits by competitors from mortgage origination, approximately 18 months ago the Bank recognized the opportunity to expand the mortgage origination department. The Bank hired a well seasoned mortgage manager who has been able to expand the Bank’s penetration into the origination market both in San Luis Obispo and Santa Barbara counties. This strategy has full traction at this point as is exhibited by the revenue generation of the department,” Ward said.

Total non-interest expense was $7.4 million for the first quarter compared to $7.2 million in the previous quarter and $7.6 million in the first quarter a year ago. “The increase in expense from the previous quarter was due to regulatory fees, audits and tax costs, scheduled amortization of intangibles and approximately $75,000 in expenses related to credit card fraud and a branch robbery during the first quarter of 2009,” said Ward. “The variance in salaries and employee benefits is due in total to the effect of payroll tax,” Ward added.

The efficiency ratio was 66.71% in the first quarter of 2009 compared to 66.43% in the previous quarter and 72.17% in the first quarter a year ago.  The efficiency ratio measures operating expenses as a percent of total net revenues.

About the Company
Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank.  Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria.  Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County.  The Business First division has two branch offices in Santa Barbara. visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to the ability to successfully integrate the operations of Business First National Bank, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, the ongoing financial crisis in the United States, and the response of the federal and state government and our regulators thereto and general economic conditions.  Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp’s Securities and Exchange Commission filings.  If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements.  Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

Heritage Oaks Bancorp 1Q09 Results
April 20, 2009

Heritage Oaks Bancorp
Consolidated Balance Sheets

	(unaudited)	(audited)	(unaudited)	Percentage Change Vs.
(dollar amounts in thousands)	3/31/2009	12/31/2008	3/31/2008	12/31/2008	3/31/2008
Assets
Cash and due from banks	$16,553	$17,921	$22,217	-7.6%	-25.5%
Federal funds sold	44,020	6,650	3,670	562.0%	1099.5%
Total cash and cash equivalents	60,573	24,571	25,887	146.5%	134.0%

Interest bearing deposits with other banks	119	119	330	0.0%	-63.9%
Securities available for sale	62,601	50,762	54,829	23.3%	14.2%
Federal Home Loan Bank stock, at cost	5,828	5,123	3,402	13.8%	71.3%
Loans held for sale	13,806	7,939	2,759	73.9%	400.4%
Loans, net (1)	679,657	668,034	631,722	1.7%	7.6%
Property, premises and equipment	6,838	6,827	6,228	0.2%	9.8%
Deferred tax assets	8,115	7,708	5,159	5.3%	57.3%
Bank owned life insurance	10,842	10,737	10,420	1.0%	4.0%
Goodwill	11,049	11,049	11,538	0.0%	-4.2%
Core deposit intangible	3,428	3,691	4,336	-7.1%	-20.9%
Other real estate owned	2,893	1,337	-	116.4%	100.0%
Other assets	6,599	7,691	4,596	-14.2%	43.6%
Total assets	$872,348	$805,588	$761,206	8.3%	14.6%

Liabilities
Deposits
Non-interest bearing demand	$164,320	$147,044	$155,621	11.7%	5.6%
Savings, NOW, and money market	303,323	296,488	302,970	2.3%	0.1%
Time deposits of $100K or more	100,369	75,111	47,069	33.6%	113.2%
Time deposits under $100K	96,809	84,878	84,795	14.1%	14.2%
Total deposits	664,821	603,521	590,455	10.2%	12.6%
Short term FHLB borrowing	85,000	99,000	76,505	-14.1%	11.1%
Long term FHLB borrowing	10,000	10,000	-	0.0%	100.0%
Securities sold under agreements to repurchase	-	2,796	2,217	-100.0%	-100.0%
Junior subordinated debentures	13,403	13,403	13,403	0.0%	0.0%
Other liabilities	7,491	6,835	7,658	9.6%	-2.2%
Total liabilities	780,715	735,555	690,238	6.1%	13.1%

Stockholders' equity
Senior preferred stock, no par value;
$1,000 per share stated value 5,000,000
shares authorized, 21,000 issued and outstanding	19,163	-	-	100.0%	100.0%
Common stock, no par value; 20,000,000
shares authorized; issued and outstanding:
7,751,766; 7,753,078 and 7,703,030
March 31, 2009; December 31, 2008;
and March 31, 2008, respectively	48,649	48,649	48,811	0.0%	-0.3%
Additional paid in capital	2,993	1,055	785	183.7%	281.3%
Retained earnings	22,511	21,420	21,009	5.1%	7.1%
Accumulated other comprehensive income	(1,683)	(1,091)	363	-54.3%	-563.6%
Total stockholders' equity	91,633	70,033	70,968	30.8%	29.1%
Total liabilities and stockholders' equity	$872,348	$805,588	$761,206	8.3%	14.6%

(1) Loans are net of deferred loan fees of $1,555; $1,701; $1,833 and allowance for loan losses of $10,429; $10,412; $6,305 for March 31, 2009, December 31, 2008, and March 31, 2008 respectively.

Heritage Oaks Bancorp 1Q09 Results
April 20, 2009

Heritage Oaks Bancorp
Consolidated Statements of Income

	(unaudited)	(unaudited)	(unaudited)	Percentage Change Vs.
	For the Three Months Ended
(dollar amounts in thousands except per share data)	3/31/2009	12/31/2008	3/31/2008	12/31/2008	3/31/2008
Interest Income
Interest and fees on loans	$11,147	$11,484	$12,091	-2.9%	-7.8%
Interest on investment securities
Obligations of U.S. government agencies	548	489	421	12.1%	30.2%
Obligations of state and political subdivisions	186	186	183	0.0%	1.6%
Interest on time deposits with other banks	1	1	3	0.0%	-66.7%
Interest on federal funds sold	7	10	67	-30.0%	-89.6%
Interest on other securities	7	53	52	-86.8%	-86.5%
Total interest income	11,896	12,223	12,817	-2.7%	-7.2%
Interest Expense
Interest on savings, NOW and money market deposits	817	963	1,506	-15.2%	-45.8%
Interest on time deposits in denominations of $100 or more	544	611	680	-11.0%	-20.0%
Interest on time deposits under $100	564	616	900	-8.4%	-37.3%
Other borrowings	404	681	611	-40.7%	-33.9%
Total interest expense	2,329	2,871	3,697	-18.9%	-37.0%
Net interest income before provision for loan losses	9,567	9,352	9,120	2.3%	4.9%
Provision for loan losses	2,110	6,000	240	-64.8%	779.2%
Net interest income after provision for loan losses	7,457	3,352	8,880	122.5%	-16.0%
Non Interest Income
Service charges on deposit accounts	712	797	772	-10.7%	-7.8%
Mortgage origination fees	330	201	166	64.2%	98.8%
Earnings on bank owned life insurance	122	122	112	0.0%	8.9%
Debit card interchange income	215	223	209	-3.6%	2.9%
Bancard income	37	48	43	-22.9%	-14.0%
Other commissions and fees	148	107	137	38.3%	8.0%
Gain on sale of investments	122	-	-	-	-
Loss on sale of OREO property	(27)	-	-	-	-
Gain on sale of fixed asset	1	-	-	-	-
Total non-interest income	1,660	1,498	1,439	10.8%	15.4%
Non-Interest Expense
Salaries and employee benefits	3,803	3,664	4,225	3.8%	-10.0%
Occupancy	852	847	772	0.6%	10.4%
Equipment	325	352	367	-7.7%	-11.4%
Promotional	101	143	247	-29.4%	-59.1%
Data processing	670	706	654	-5.1%	2.4%
Stationary and supplies	105	105	119	0.0%	-11.8%
Regulatory fees	143	135	108	5.9%	32.4%
Audit and tax costs	148	122	114	21.3%	29.8%
Amortization of core deposit intangible	263	215	215	22.3%	22.3%
Director fees	83	80	78	3.8%	6.4%
Communication	62	85	73	-27.1%	-15.1%
Other	870	754	648	15.4%	34.3%
Total non-interest expenses	7,425	7,208	7,620	3.0%	-2.6%
Income before provision for income taxes	1,692	(2,358)	2,699	171.8%	-37.3%
Provision for income taxes	590	(1,104)	1,024	153.4%	-42.4%
Net income	1,102	(1,254)	1,675	187.9%	-34.2%
Dividends and accretion on preferred stock	11	-	-	-	-
Net income available to common shareholders	$1,091	$(1,254)	$1,675	187.0%	-34.9%

Average basic shares outstanding	7,689,317	7,724,093	7,694,546
Average diluted shares outstanding	7,824,377	7,785,211	7,851,831
Basic earnings per share available to common shareholders	$0.14	$(0.16)	$0.22
Fully diluted earnings per share available to common shareholders	$0.14	$(0.16)	$0.21

Heritage Oaks Bancorp 1Q09 Results
April 20, 2009

Additional Financial Information
(dollar amounts in thousands)	For the Quarters Ended			Percentage Change Vs.
LOANS	3/31/2009	12/31/2008	3/31/2008	12/31/2008	3/31/2008
Real Estate Secured
Multi-family residential	$17,569	$16,206	$12,344	8.4%	42.3%
Residential 1 to 4 family	23,063	23,910	26,214	-3.5%	-12.0%
Home equity lines of credit	28,929	26,409	17,200	9.5%	68.2%
Commercial	294,825	285,631	275,821	3.2%	6.9%
Farmland	9,426	10,723	9,671	-12.1%	-2.5%
Commercial
Commercial and industrial	167,149	157,674	133,211	6.0%	25.5%
Agriculture	13,989	13,744	12,480	1.8%	12.1%
Other	575	620	790	-7.3%	-27.2%
Construction
Single family residential	16,590	11,414	9,944	45.3%	66.8%
Single family residential - Spec.	12,850	15,395	18,200	-16.5%	-29.4%
Tract	3,190	2,431	3,225	31.2%	-1.1%
Multi-family	5,727	5,808	9,331	-1.4%	-38.6%
Hospitality	8,292	18,630	19,371	-55.5%	-57.2%
Commercial	21,056	21,484	28,922	-2.0%	-27.2%
Land	60,031	61,681	54,278	-2.7%	10.6%
Installment loans to individuals	8,038	7,851	7,733	2.4%	3.9%
All other loans (including overdrafts)	342	536	1,125	-36.2%	-69.6%
Total gross loans	$691,641	$680,147	$639,860	1.7%	8.1%
Deferred loan fees	1,555	1,701	1,833	-8.6%	-15.2%
Allowance for loan losses	10,429	10,412	6,305	0.2%	65.4%
Net loans	$679,657	$668,034	$631,722	1.7%	7.6%
Loans held for sale	13,806	$7,939	$2,759	73.9%	400.4%

	For the Quarters Ended			Percentage Change Vs.
ALLOWANCE FOR LOAN LOSSES	3/31/2009	12/31/2008	3/31/2008	12/31/2008	3/31/2008

Balance, beginning of period	$10,412	$10,350	$6,143	0.6%	69.5%
Provision expense	2,110	6,000	240	-64.8%	779.2%
Loans charged-off
Commercial and industrial	351	2,998	77	-88.3%	355.8%
Construction	1,406	914	-	53.8%	-
Land	310	1,434	-	-78.4%	-
1-4 family residential	-	555	-	-100.0%	-
Commercial real estate	-	35	-	-100.0%	-
Other	30	5	1	500.0%	2900.0%
Total charge-offs	2,097	5,941	78	-64.7%	2588.5%
Recoveries of loans previously charged off	4	3	-	33.3%	-
Balance, end of period	$10,429	$10,412	$6,305	0.2%	65.4%

Net charge-offs	$2,093	$5,938	$78	-64.8%	2583.3%

				Percentage Change Vs.
NON-PERFORMING ASSETS	3/31/2009	12/31/2008	3/31/2008	12/31/2008	3/31/2008

Loans on non-accrual status
Commerical real-estate	$3,076	$1,961	$419	56.9%	634.1%
Residential 1-4 family	392	265	-	47.9%	-
Home equity lines of credit	320	320	-	0.0%	-
Commercial	7,309	7,060	1,060	3.5%	589.5%
Construction	5,282	5,990	-	-11.8%	-
Land	3,825	2,720	-	40.6%	-
Installment	87	11	65	690.9%	33.8%
Total non-accruing loans	$20,291	$18,327	$1,544	10.7%	1214.2%
Loans more than 90 days delinquent, still accruing	-	348	-	-100.0%	-
Total non-performing loans	20,291	18,675	1,544	8.7%	1214.2%
Other real estate owned (OREO)	2,893	1,337	-	116.4%	-
Total non-performing assets	$23,184	$20,012	$1,544	15.9%	1401.6%

				Percentage Change Vs.
DEPOSITS	3/31/2009	12/31/2008	3/31/2008	12/31/2008	3/31/2008

Non-interest bearing demand	$164,320	$147,044	$155,621	11.7%	5.6%
Interest-bearing demand	64,289	72,952	79,248	-11.9%	-18.9%
Regular savings accounts	23,056	21,835	23,840	5.6%	-3.3%
Money market accounts	169,975	173,199	199,882	-1.9%	-15.0%
Brokered money market funds	46,002	28,502	-	61.4%	-
Total interest-bearing transaction & savings accounts	303,322	296,488	302,970	2.3%	0.1%
Time deposits	158,679	139,872	131,864	13.4%	20.3%
Brokered time deposits	38,500	20,117	-	91.4%	-
Total deposits	$664,821	$603,521	$590,455	10.2%	12.6%

Heritage Oaks Bancorp 1Q09 Results
April 20, 2009

	Three Months Ended
PROFITABILITY / PERFORMANCE RATIOS	3/31/2009	12/31/2008	3/31/2008
Operating efficiency	66.71%	66.43%	72.17%
Return on average equity	6.04%	-6.93%	9.55%
Return on average common equity	6.19%	-6.93%	9.55%
Return on average tangible equity	7.36%	-8.65%	12.32%
Return on average tangible common equity	7.61%	-8.65%	12.32%
Return on average assets	0.54%	-0.63%	0.91%
Non-interest income to average assets	0.81%	0.75%	0.78%
Non-interest expense to average assets	3.64%	3.61%	4.12%
Net interest income to average assets	4.69%	4.68%	4.93%
Non-interest income to total net revenue	14.79%	13.81%	13.63%
Interest rate yield on interest earnings assets	6.26%	6.58%	7.50%
Cost of interest bearing liabilities	1.65%	2.03%	2.85%
Cost of funds	1.27%	1.60%	2.23%
Net interest margin	5.03%	5.04%	5.33%

ASSET QUALITY RATIOS

Non-performing loans to total gross loans	2.93%	2.75%	0.24%
Non-performing loans as a % of ALLL	194.56%	179.36%	24.49%
Non-performing loans as a % of total assets	2.33%	2.32%	0.20%
Non-performing loans to primary capital	22.14%	26.67%	2.18%
Non-performing assets to total assets	2.66%	2.48%	0.20%
Allowance for loan losses to total gross loans	1.51%	1.53%	0.99%
Net charge-offs to average loans outstanding	0.30%	0.88%	0.01%

CAPITAL RATIOS

Company
Leverage ratio	11.35%	8.90%	9.30%
Tier I Risk-Based Capital Ratio	11.92%	9.37%	9.82%
Total Risk-Based Capital Ratio	13.20%	10.62%	10.76%

Bank
Leverage ratio	9.75%	8.66%	8.82%
Tier I Risk-Based Capital Ratio	10.23%	9.10%	9.28%
Total Risk-Based Capital Ratio	11.52%	10.36%	10.22%

Heritage Oaks Bancorp 1Q09 Results
April 20, 2009

	Three Months Ended
AVERAGE BALANCES AND RATES	3/31/2009		12/31/2008		3/31/2008
(dollars in thousands)	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Interest Earning Assets:
Investments with other banks	$119	3.41%	$119	3.34%	$330	3.66%
Federal funds sold	12,844	0.22%	5,774	0.69%	8,013	3.36%
Investment securities - taxable	45,201	4.98%	40,366	5.34%	38,144	4.99%
Investment securities - non taxable	17,163	4.40%	16,650	4.44%	17,122	4.30%
Loans	695,774	6.50%	675,742	6.76%	623,981	7.79%
Total earning assets	771,101	6.26%	738,651	6.58%	687,590	7.50%
Allowance for loan losses	(10,623)		(10,002)		(6,204)
Non-earning assets	66,896		66,340		62,769
Total assets	$827,374		$794,989		$744,155

Interest Bearing Liabilities:
Interest bearing demand	$64,627	0.53%	$72,038	0.57%	$66,873	0.56%
Savings	22,069	0.17%	22,236	0.30%	32,926	1.60%
Money market	173,145	1.55%	179,009	1.69%	204,104	2.53%
Time deposits	143,145	2.71%	139,753	2.90%	147,541	4.07%
Brokered money market	40,860	0.64%	26,218	1.24%	-	0.00%
Brokered time deposits	29,390	2.11%	21,908	3.76%	6,499	5.38%
Total interest bearing deposits	473,236	1.65%	461,162	1.89%	457,943	2.71%
Federal funds purchased	650	1.25%	1,402	1.42%	4,209	3.44%
Securities sold under agreement to repurchase	2,638	0.15%	2,642	1.20%	2,065	3.12%
Federal Home Loan Bank borrowings	109,478	0.91%	83,565	2.19%	43,610	3.10%
Junior subordinated debentures	13,403	4.69%	13,403	6.14%	13,403	6.69%
Total borrowed funds	126,169	1.30%	101,012	2.68%	63,287	3.88%
Total interest bearing liabilities	599,405	1.58%	562,174	2.03%	521,230	2.85%
Non-interest bearing demand	145,849	0.00%	153,432	0.00%	144,108	0.00%
Total funding	745,254	1.27%	715,606	1.60%	665,338	2.23%
Other liabilities	8,086		7,388		8,247
Total liabilities	753,340		722,994		673,585
Total shareholders' equity	74,034		71,995		70,570
Total liabilities and shareholders' equity	$827,374		$794,989		$744,155

Net interest margin		5.03%		5.04%		5.33%

NOTE:  Transmitted on Globe Newswire on April 20, 2009 at 5:00 a.m. PDT